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                                Exhibit (b)(8)(c)

                                February 28, 1999

The Northwestern Mutual Life Insurance Company
720 East Wisconsin Avenue
Milwaukee, WI 53202

        Re: Administrative Service Fee

Gentlemen:

        The purpose of this letter is to confirm certain financial arrangements between Frank Russell Investment Management Company ("FRIMCo"), the investment adviser to Russell Insurance Funds, a registered investment company (the "Trust"), and The Northwestern Mutual Life Insurance Company ("NML") in connection with NML's investment in the Trust. FRIMCo or its affiliates will pay an administrative services fee to NML equal, on an annualized basis, to 0.10% of the aggregate net assets of the Trust attributable to NML (other than assets attributable to NML employee and agent qualified plans). Such fee shall be paid quarterly (on a calendar year basis) in arrears for as long as NML owns shares in the Trust.

                                        Sincerely,

                                        FRANK RUSSELL INVESTMENT
                                        MANAGEMENT COMPANY

                                        By: /s/ LYNN L. ANDERSEN
                                            --------------------------
                                            Lynn L. Andersen
                                            Chief Executive Officer

Agreed to and accepted:

THE NORTHWESTERN MUTUAL LIFE
INSURANCE COMPANY

By: /s/ MARK G. DOLL
    ------------------------
    Mark G. Doll
    Senior Vice President